Exhibit 10.1
April 12, 2006
Charles I. Bortnick
235 Old Branchville Road
Ridgefield, CT 06877
Dear Chuck:
This letter confirms our agreement (“Agreement”) regarding your employment at Westwood One, Inc. and its related corporate entities (collectively, “Westwood” or the “Company”). Capitalized terms used but not defined herein shall have the meaning set forth in your employment agreement with Westwood, dated as of June 1, 1999, as amended (“Employment Agreement”).
1.     You have resigned your employment with Westwood, effective April 30, 2006, and you and Westwood agree that the Employment Agreement shall terminate on April 30, 2006. In connection with the foregoing and contingent upon your execution of and full compliance with this terms of Agreement, Westwood shall: (a) pay directly the cost of your continued group health insurance coverage pursuant to COBRA from May 1, 2006 through July 31, 2006; and (b) continue to pay you your Base Salary until December 31, 2006 in equal payments on a schedule that mirrors the Company’s current payroll practices. Any payments provided to you herein shall be reduced by appropriate deductions for federal, state, local taxes and all other appropriate deductions and shall be paid in accordance with Westwood’s normal payroll policies and policies and practices regarding the payment of commissions. You acknowledge that you have been paid all compensation, in cash or otherwise, due to you from Westwood, and except as set forth above, you shall not receive any other compensation in cash, salary, commission, draw or bonus, for accrued and unused vacation, or otherwise. Your right to receive, and the Company’s obligation to pay, the payments contained in this Section 1 shall not arise until the Effective Date of this Agreement and shall further depend upon your returning all of the Company’s property as described in Section 6(a) herein.
2.     In exchange and as consideration for the representations, warranties, covenants and release contained herein, you shall receive the consideration set forth in Section 1.
3.     In consideration of the consideration described in Section 1 and for other good and valuable consideration, you on your own behalf and on behalf of your heirs, executors, administrators, attorneys, agents, successors and assigns hereby voluntarily, knowingly and irrevocably release and forever discharge, Westwood and its present, former and future subsidiaries, divisions, related entities, parents, successors, assigns, officers, agents, representatives, attorneys, fiduciaries, administrators, directors, stockholders, partners and employees (collectively, the “Westwood Released Parties”) from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future regarding any matter arising on or before the date of execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding your employment at or termination of employment from Westwood (including without limitation any claim for earned and unused vacation days), any contract (including without limitation your Employment Agreement), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged

Charles I. Bortnick
April 12, 2006

discrimination based upon age, race, color, sex, religion, national origin, or disability, or other claims, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. 1981; the Employee Retirement Income Security Act; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the National Labor Relations Act; the Sarbanes-Oxley Act of 2002; all amendments to the foregoing and any other federal, state or local law, ordinance or regulation, as well as common law and any claim of a violation of public policy.
4.     In consideration of the consideration described in Section 1 above and for other good and valuable consideration, you also hereby specifically waive any and all rights or claims that you have, or may hereafter have, to reinstatement or reemployment with Westwood. Any reemployment shall be at the sole and absolute discretion of Westwood.
5.     Pursuant to and as a part of your complete, total release and discharge of Westwood and the Westwood Released Parties, you agree, not to sue or file a charge, complaint, grievance or demand for arbitration in any forum except to enforce this Agreement or assist or otherwise participate, except as may be required by law, in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves Westwood and the Westwood Released Parties and that occurred on or before your execution of this Agreement. You represent that you have not filed or initiated any such proceedings against Westwood and the Westwood Released Parties.
6.     (a)   You agree that while employed by Westwood you have had access to confidential and proprietary information, including, without limitation, customer lists, financial data and trade secret information. You agree that any such confidential information you acquired while an employee of Westwood shall not be disclosed to any other person or used in a manner detrimental to Westwood’s interests. In addition, you shall return to Westwood all Westwood property and tangible confidential information in your possession including, but not limited to, keys, computers, pagers, files, agreements, documents, telephones, fax machines and credentials. You agree to cooperate with Westwood in any investigation Westwood undertakes or litigation Westwood is involved in relating to matters that occurred during your employment with Westwood.
         (b)   For good and valuable consideration provided herein, you hereby ratify and reaffirm the provisions set forth in Paragraphs 8(a) – (d) of your Employment Agreement, provided, however, that the parties agree and acknowledge that: (i) the restrictions contained in Paragraphs 8(c) and 8(d) shall remain in full force and effect for an extended period of time continuing through and through April 30, 2008 and (ii) CBS Corporation and its subsidiaries, divisions, parents and related corporate entities shall not be considered a part of or included as entities within the Company Group for the purpose Paragraph 8(a). By your signature hereto you acknowledge that you have reviewed such paragraphs in connection with your review of this Agreement and understand the restrictions contained therein.

Charles I. Bortnick
April 12, 2006

         (c)   You acknowledge that Westwood has established a valuable and extensive trade in the services it provides, which has been developed at considerable expense to Westwood. You agree that, by virtue of the special knowledge that you have received from Westwood, and the relationship of trust and confidence between you and Westwood, you have certain information and knowledge of the operations of Westwood that are confidential and proprietary in nature, including, without limitation, information about its Corporate Affiliates and Sponsors. You agree that you will not make use of or disclose at any time, without the prior written consent of Westwood, Confidential Information relating to Westwood and any of its Related Entities (including, without limitation, its Sponsor lists, its Corporate Affiliates, its technical systems, its contracts, its methods of operation, its business plans and opportunities, its strategic plans and its trade secrets), and further, that you will return to Westwood all written materials in your possession embodying such Confidential Information.
         (d)   You agree that the limitations set forth herein on your rights are reasonable and necessary for the protection of Westwood. In this regard, you specifically agree that the limitations as to period of time and geographic area, as well as all other restrictions on your activities specified herein, are reasonable and necessary for the protection of Westwood. The parties hereto agree that the remedy at law for any breach of your obligations under this Section of this Agreement would be inadequate and that Westwood shall be entitled to injunctive or other equitable relief (without bond or undertaking) in any proceeding which may be brought to enforce any provisions of this Section.
7.     You understand and agree that neither you nor anyone acting on your behalf will publish, publicize, disseminate, communicate or cause to be published, publicized, disseminated or communicated, to any entity or person whatsoever, directly or indirectly, information concerning your employment with Westwood, the existence of this Agreement or the terms described herein except to your attorneys, accountants, tax advisors or immediate family, which for purposes hereof shall include your spouse, parents, children, siblings, grandparents, grandchildren, mother-in-law and father-in-law. You agree not to make any statement or take any actions which in any way disparage or which could harm the reputation and/or goodwill of Westwood, or in any way, directly or indirectly, cause or encourage the making of such statements or the taking of such actions by anyone else. Nothing in this paragraph shall prohibit you from responding truthfully to a lawfully issued subpoena, court order, or other lawful request by any regulatory agency or government authority.
8.     You further acknowledge and agree that in the event you ever challenge the enforceability of this agreement or breach this Agreement, Westwood will seek offset of any payments made to you herein or benefits provided to you to the extent permitted by law and Westwood will not be required to make any further payments to you or to provide you with any other benefits referred to herein.
9.     The terms of this Agreement, including all facts, circumstances, statements and documents relating thereto, shall not be admissible or submitted as evidence in any litigation in any forum except as required by law for any purpose other than to secure enforcement of the terms and conditions of this Agreement.

Charles I. Bortnick
April 12, 2006

10.    The validity and construction of this Agreement shall be governed by the laws of the State of New York, excluding the conflict of law principles thereof.
11.    The parties agree that any dispute, controversy or claim arising out of this Agreement, except for injunctive or equitable relief Westwood shall be entitled to as set forth herein, shall be finally settled by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement and judgment upon the award may be entered in any court having jurisdiction thereof.
12.    Except as otherwise set forth herein and covenants you agreed that survive the termination of your employment, this Agreement sets forth the terms and conditions of your separation of employment with Westwood, and supersedes any and all prior oral and written agreements between you and Westwood, including your Employment Agreement. This agreement may not be altered, amended or modified except by a further writing signed by you and Westwood.
13.    This Agreement may be executed in counterparts, including via facsimile copy, each of which shall constitute an original, but all of which together shall constitute one agreement.
14.    The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement.
15.    If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon the parties.

Charles I. Bortnick
April 12, 2006

16.    You acknowledge that you have been offered at least twenty-one (21) days from the date you received this Agreement within which to consider its terms; that you have been advised to consult with an attorney regarding the terms of this Agreement and that you have done so to the extent you desired. You further acknowledge that your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily with a full understanding of its terms, including the complete general release of all claims against Westwood and the Westwood Released Parties. The terms of this Agreement shall not become effective or enforceable until seven (7) days following the date of its execution by both parties (the “Effective Date”), during which time you may revoke the Agreement by notifying Westwood in writing, by registered mail delivered to the attention of the undersigned at 40 West 57th Street, 15th Floor, New York, NY 10019. You acknowledge that you have been given ample opportunity to review this Agreement and have read it in its entirety.

Very truly yours, WESTWOOD ONE, INC.

Date:	4/13/06	By:	/s/ Peter Kosann

Name: Peter Kosann
Title: CEO, WW1
By signing this Agreement below, you agree to and accept the provisions contained herein. You certify and acknowledge that you (i) have been advised to consult with an attorney about this Agreement prior to executing same, (ii) have read the Agreement, (iii) understand its contents, (iv) are voluntarily entering into this Agreement free from coercion or duress and (v) agree to be bound by its terms.

Date:	4/13/06	/s/ Charles I. Bortnick

Charles I. Bortnick